Exhibit 99.1

99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Agrees to Acquire Vela Pharmaceuticals Inc.

Expands Pipeline with Later-Stage Clinical Drug Candidates Including R-tofisopam, a Drug with Positive Phase 2 Data for the Treatment of Diarrhea-Predominant and Alternating-Type IBS

Broadens Management Team and Board with Accomplished Industry Leaders

ISELIN, N.J., March 15, 2006 – Pharmos Corporation (Nasdaq: PARS) announced today that it has entered into a definitive agreement to acquire Vela Pharmaceuticals Inc., a venture-capital backed, privately owned company specializing in the development of medicines related to diseases of the nervous system including disorders of the “brain-gut axis.” The transaction includes an initial payment of $5.0 million in cash and the issuance of 11.5 million shares of Pharmos common stock for a combined value of approximately $29.7 million (based on Pharmos’ recent $2.15 per share closing stock price). The transaction also includes the issuance of up to 8.0 million additional Pharmos shares contingent on achieving specific clinical milestones.

The transaction will create a combined company focused primarily on diseases of the nervous system and autoimmune disorders. Pharmos’ assets include over $45 million in cash (based on Pharmos’ cash on hand as of December 31, 2005) and a strong drug development pipeline. The most advanced drug in clinical development in the combined company’s pipeline will be Vela’s R-tofisopam, a promising and innovative new drug that has demonstrated positive Phase 2 data for the treatment of diarrhea-predominant and alternating–type irritable bowel syndrome (IBS). Overall, IBS accounts for approximately 12% of all visits to primary care physicians in the U.S. and is the second most common disease treated by gastroenterologists. In addition, IBS-associated health care costs are in the range of $20-$25 billion annually. Scientists at Vela believe R-tofisopam targets IBS symptoms by acting upon the “brain-gut axis” rather than 5-HT3 and 5-HT4 receptors found within the gastrointestinal (GI) tract. In addition, R-tofisopam has been found to have anti-inflammatory properties that are being evaluated preclinically.

The Pharmos clinical pipeline will also include cannabinor, a promising drug candidate for the treatment of pain, inflammation and autoimmune disease. Cannabinor successfully completed a Phase 1 trial in January 2006 and is scheduled to initiate a Phase 2a trial in the second quarter of 2006. The Pharmos combined preclinical pipeline will continue to be driven by its industry-leading cannabinoid type two (CB2) receptor agonist platform with additional leading cannabinoid type one (CB1) receptor and CB2 receptor agonists and antagonists showing promise for a variety of significant indications.

Haim Aviv, Ph.D., Chairman and CEO of Pharmos, said, “We are pleased to announce this significant acquisition that will provide Pharmos with a later clinical stage drug. Our criteria and process for screening were rigorous, and after reviewing numerous candidates, we believe that Vela is an excellent strategic and scientific fit for Pharmos. Specifically, the Vela pipeline extends our presence in the specialty nervous system arena and expands our CNS focus with additional disease targets. We believe potential FDA approvals of cannabinoid-based products in obesity will further highlight the emerging cannabinoid class of therapies and will serve to spotlight Pharmos as a leader in this exciting new area.

Dr. Aviv continued, “This acquisition also strengthens our management team and expands our expertise. We are delighted to welcome seasoned new members to the Pharmos board of directors who will bring exceptionally strong expertise in science, business, and management along with key Vela executives that will complement and strengthen our existing team. Finally, we believe that this transaction is a transforming event and a key platform to build shareholder value for Pharmos and will increase the versatility of our opportunities.”

Alan Rubino, President and Chief Operating Officer of Pharmos, said, “Pharmos’ acquisition of Vela is indeed a transforming event for our Company. This acquisition is a critical and important step as we execute our more aggressive and cohesive business strategy to transform Pharmos into a progressive specialty pharmaceutical company. With the addition of Vela, we accomplish the critical strategic goal of adding compelling pipeline assets that best leverage our core operational and scientific expertise. Pharmos will now have an expanded drug portfolio that includes later-stage, early-stage, and preclinical drug candidates that better complements our long-term presence in the nervous system arena.

Mr. Rubino added, “We are particularly pleased to add R-tofisopam, a promising drug for IBS with solid Phase 2 clinical data. The market for IBS drugs is very large and underserved. This disease is estimated to affect more than 35 million adults in the United States, or approximately 10-15% of the adult population, and current treatment options have significant deficiencies. We are impressed by the overall quality of safety and efficacy data from the Phase 2 trial and are encouraged by the existing and anticipated market potential for offering an effective drug for patients suffering from a syndrome that impairs the quality of life for so many people. Ultimately, we believe Vela’s lead product candidate, R-tofisopam, has significant therapeutic promise with the potential to materially expand the market for IBS therapies and represents large volume revenue potential.”

Mr. Rubino emphasized, “Pharmos will continue to advance its targeted business development program that includes selective product in-licensing/out-licensing along with a special focus on developing targeted strategic alliances and scientific collaborations.”

Tony Evnin, Ph.D., Managing General Partner of Venrock Associates, added, “We are delighted to integrate into Pharmos through this transaction and excited about participating in the future of the Company. The resources and infrastructure of Pharmos will expedite the clinical progression of R-tofisopam as it moves toward commercialization. We are committed to making Pharmos a significant player in the field of nervous system related disorders and enhancing its leadership in discovery and development of cannabinoid therapies.”

Details of the Transaction

Under terms of the transaction, Pharmos will pay $5.0 million in cash and will issue 11.5 million shares of Pharmos Corporation common stock at the closing in exchange for all outstanding Vela securities. Vela shareholders will also receive up to an additional 8.0 million Pharmos shares contingent upon the achievement of specific performance-based milestones related to the development of R-tofisopam and comprised of 4.0 million shares upon successful completion of a Phase 2b clinical trial and 4.0 million shares upon the filing of a New Drug Application with the U.S. Food and Drug Administration. As of December 31, 2005, Pharmos had 19.1 million shares outstanding.

Following the closing of the transaction, three members of the Vela Board of Directors will join the Pharmos Board of Directors. These new members will be Tony Evnin, Ph.D., of Venrock Associates, Chuck Newhall III of New Enterprise Associates, Inc., and Srini Akkaraju, M.D., Ph.D., of J.P. Morgan Partners, LLC. In connection with the transaction, one existing Pharmos Director will step down from the Pharmos Board.

Steven M. Leventer, Ph.D., the head of research and development for Vela, will join Pharmos along with a team of three scientific professionals who are key members of the project team dedicated to the R-tofisopam clinical development/NDA program.

RBC Capital Markets Corporation and RBC’s Israeli affiliate, Tamir Fishman & Co., served as financial advisors, and Eilenberg & Krause LLP served as legal advisor to Pharmos Corporation. Cowen & Co., LLC served as financial advisor and Drinker Biddle & Reath LLP served as legal advisor to Vela Pharmaceuticals Inc.

Additional Information

This transaction is subject to various conditions of closing and requires Pharmos shareholder approval at a forthcoming meeting of shareholders conducted for this purpose. Pharmos is preparing proxy materials for submission to the Securities and Exchange Commission for review and for subsequent dissemination to its shareholders. It is anticipated that the shareholders’ meeting will be held and this transaction will close no later than the third quarter of 2006.

Pharmos management will host a conference call to discuss this transaction at 11:00 AM Eastern Time today, Wednesday, March 15, 2006. A live audio webcast with integrated slides and audio will be available at the Company’s corporate web site at www.pharmoscorp.com. Participants are urged to log on to the web site 15 minutes prior to the scheduled start time to download and install any necessary software. Once the webcast is accessed, please use room number 3173513.

To access the live telephonic broadcast, domestic callers should dial (877) 704-5379; international callers may dial (913) 312-1293 and reference Pharmos. Telephonic listeners are encouraged to download the corporate slide presentation at www.pharmoscorp.com prior to the call.

An audio webcast replay will be available on Pharmos’ web site, www.pharmoscorp.com, for 90 days. Additionally, a telephonic replay of the call will be maintained through midnight, April 15, 2006. To access the replay, please dial (888) 203-1112 from the U.S., or (719) 457-0820 when calling internationally, using confirmation code 4111878.

Product Pipeline and Milestones

Vela Pharmaceuticals has a pipeline of two clinical drug candidates and one preclinical drug candidate with pharmacological activity related to the nervous system including the “brain-gut axis.” In addition to R-tofisopam, a second asset in Vela’s pipeline is VPI-013. This compound, which was in-licensed from Otsuka Pharmaceutical Co., Ltd., has been in development for depression. In addition, tianeptine, a potential follow-on product to R-tofisopam, is in late-preclinical development for the treatment of IBS.

Pharmos (www.pharmoscorp.com) will continue to develop its CB2-selective cannabinoid platform technology for the treatment of pain, inflammation, and autoimmune diseases. The lead candidate from the cannabinoid pipeline, cannabinor, is scheduled to begin Phase 2 testing for neuropathic pain and post-surgical pain. A Phase 2a trial in patients undergoing third-molar extractions is scheduled for the second quarter of 2006, and a Phase 2a trial to treat a model of neuropathic pain is planned to begin during the third quarter of 2006. In addition, CB2 agonists in the Company’s pipeline are in preclinical development for several indications addressing unmet clinical needs. Also, Pharmos has completed a Phase 1 trial and is moving into a Phase 2 trial of the topical NSAID, diclofenac, for the treatment of osteoarthritis using its NanoEmulsion drug delivery platform for topical delivery as Pharmos continues to advance this novel, proprietary technology.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products, and to the Company’s expectations in connection with any future event, condition, performance, or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing, and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results. Pharmos undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Pharmos’ business.

Contacts:

Pharmos U.S.:

Gale Smith

(732) 452-9556

Pharmos Israel:

Irit Kopelov

011-972-8-940-9679

The Ruth Group, Inc.:

John Quirk (investors)

(646) 536-7029

Janine McCargo (media)

(646) 536 7033

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